EXHIBIT 10.1

Summary of Hudson Highland Group, Inc. 2008 Incentive Compensation Program, as Amended

The following is a summary of the material terms of the Amended Hudson Highland Group, Inc. (the “Company”) 2008 Incentive Compensation Program applicable to the Company’s executive officers:

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The Compensation Committee of the Board of Directors of the Company annually sets bonus performance targets to reflect the growth in the Company’s earnings before income tax (“EBIT”) year over year. This growth is measured in both dollars of EBIT and EBIT as a percentage of revenue. EBIT is calculated net of bonuses payable under the program and net of adjustments the Compensation Committee rules as appropriate.

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EBIT shall be computed in accordance with generally accepted accounting principles, but, unless otherwise determined by the Committee, will exclude the effects of (i) gains or losses on the disposition of a business, (ii) changes in tax or accounting regulations or laws, (iii) changes in the value of individual balance sheet items in excess of $1 million that impact the income statement, and (iv) mergers or acquisitions, that in all of the foregoing the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report.

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The target bonus payable to Jon F. Chait, the Company’s Chief Executive Officer, will be paid upon the achievement of EBIT performance targets for the Company. Bonus for achievement in excess of the targets will be paid equal to 5% of EBIT earned above the target. The bonus payable is not capped.

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The target bonus payable to Donald E. Bielinski, the Company’s Senior Vice President, Chairman—Hudson Asia Pac, Chairman - Hudson Talent Management, will be paid upon the achievement of EBIT performance targets for the Company (60%) and his business units (40%). Bonus for achievement in excess of the targets will be paid equal to 0.5% of his business units’ EBIT. The bonus payable is not capped.

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The target bonus payable to Mary Jane Raymond, the Company’s Chief Financial Officer, will be paid upon the achievement of EBIT performance targets for the Company. Bonus for achievement in excess of the targets will be paid ratably.

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The target bonuses payable to the other executive officers of the Company, and the Corporate portion of Mr. Bielinski’s bonus, will be paid by tranche based thresholds and targets of both dollars of EBIT and EBIT as a percentage of revenue results by region, with a tranche for corporate performance as well. Performance over targets will be paid ratably based on EBIT $.The payments by tranche will be as follows:

•	21% on North America’s EBIT target and threshold

•	21% on Europe’s EBIT target and threshold

•	21% of Australia/New Zealand’s target and threshold

•	7% on Asia’s EBIT target and threshold

•	30% on Corporate’s EBIT target and threshold

The bonus payable will be capped at 200% of bonus at target.

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No bonus will be paid at or below threshold levels of the EBIT performance targets. If actual performance is between the threshold and the target, then the bonus will be scaled on a pro rata basis based on dollars of EBIT.

The potential amounts payable to the Company’s named executive officers under the Amended 2008 Incentive Compensation Program are as follows:

	Threshold Payout	Target Payout	Maximum Payout
Jon F. Chait	$0	$750,000	N/A
Mary Jane Raymond	$0	$233,333	N/A
Margaretta R. Noonan	$0	$192,500	$385,000
Donald E. Bielinski	$0	$183,333	N/A
Richard S. Gray	$0	$150,000	$300,000